Exhibit 5.1

April 1, 2020

Armata Pharmaceuticals, Inc.

4503 Glencoe Avenue

Marina del Rey, California 90292-3552

Ladies and Gentlemen:

We have acted as counsel to Armata Pharmaceuticals, Inc., a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), the following:

(i)	common stock, $0.01 par value per share (the “Common Stock”);

(ii)	preferred stock, $0.01 par value per share (the “Preferred Stock”);

(iii)	debt securities (the “Debt Securities”);

(iv)	warrants to purchase Common Stock, Preferred Stock, or Debt Securities (the “Warrants”); and

(v)	any combination of the above, separately or as units (the “Units”);

some or all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at an aggregate public offering price not to exceed the lesser of (i) $100,000,000 or (ii) one-third of the Company’s public float in any 12-month period, so long as the Company’s public float remains below $75.0 million. The Common Stock, the Preferred Stock, the Debt Securities, the Warrants and the Units are collectively referred to herein as the “Offered Securities.” The offering of the Offered Securities will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as supplemented by one or more supplements to the Prospectus.

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and Amended and Restated Bylaws, as amended from time to time (the “Bylaws”), both as currently in effect, certain resolutions adopted on March 10, 2020 by the Company’s Board of Directors (the “Board of Directors”) relating to the registration of the Offered Securities and such other documents or records of the corporate proceedings of the Company as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion:

1.                   With respect to the Common Stock, including those duly issued upon due conversion, exchange or exercise of any Preferred Stock, Debt Securities, Warrants or Units, when (i) specifically authorized for issuance by the Board of Directors or an authorized committee thereof (the “Common Stock Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) the terms of the sale of the Common Stock have been duly established in conformity with the Company’s Certificate of Incorporation and Bylaws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Common Stock has been issued and sold as contemplated by the Registration Statement, and (v) the Company has received the consideration provided for in the Common Stock Authorizing Resolutions, the Common Stock will be validly issued, fully paid and non-assessable.

2.                   With respect to the Preferred Stock, including those duly issued upon due conversion, exchange or exercise of any Debt Securities, Warrants or Units, when (i) specifically authorized for issuance by the Board of Directors or an authorized committee thereof (the “Preferred Stock Authorizing Resolutions”), (ii) the Registration Statement has become effective under the Securities Act, (iii) appropriate Certificate or Certificates of Designation relating to a class or series of the Preferred Stock to be sold under the Registration Statement have been duly authorized and adopted and filed with the Secretary of State of the State of Washington, (iv) the terms of issuance and sale of shares of such class or series of Preferred Stock have been duly established in conformity with the Company’s Certificate of Incorporation and Bylaws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (v) shares of such class or series of Preferred Stock have been duly issued and sold as contemplated by the Registration Statement, and (vi) the Company has received the consideration provided for in the Preferred Stock Authorizing Resolutions, such Preferred Stock will be validly issued, fully paid, and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of Common Stock and Preferred Stock, while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The law covered by this opinion is limited to the present law of the State of Washington. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

       We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled “Legal Matters” for a description of ownership of the Company’s securities by a member of this firm.

Very truly yours, /s/ Lane Powell PC LANE POWELL pc